        Exhibit 19.1

THE PNC FINANCIAL SERVICES GROUP, INC.
Ethics and Conduct Insider Trading Policy
Applies To
•The Ethics and Conduct Insider Trading Policy (“Policy”) applies to the directors and employees of The PNC Financial Services Group, Inc. (“PNC FSG”) and its Subsidiaries (collectively, “PNC”).
Overview and Purpose
•This Policy sets forth the standards of conduct required of PNC directors and employees regarding their personal securities transactions. It also sets forth the requirements for PNC personnel executing trades on behalf of PNC FSG and PNC Bank.
•PNC has adopted this Policy to prevent insider trading and to assist its directors and employees in understanding their obligations and responsibilities under applicable security laws and regulations. All persons covered by this Policy are responsible for understanding and complying with its requirements. They are also individually responsible for ensuring the compliance of any Immediate Family Members whose transactions are also subject to this Policy.
•U.S. federal and state laws (and this Policy) prohibit insider trading, which is generally defined as a person buying, selling, recommending or making other transfers of a Security of a Public Issuer if they are aware of Inside Information about the Public Issuer. In addition, these prohibitions extend, as set forth in the Transaction Rules for PNC as a Public Issuer Section of this Policy, to trades on behalf of PNC in the Securities of PNC FSG and PNC Bank.
•Inside Information, sometimes referred to as material, nonpublic information (or “MNPI”), is information that:
oRelates to a Public Issuer, such as information about its business operations or Securities, that a reasonable investor would consider important in determining whether to buy, sell, or hold such Securities; and
oHas not been disclosed to the public (i.e., is not generally available to the public or investment community through widely disseminated means such as a press release, a public filing with the Securities and Exchange Commission (“SEC”), a newspaper article or other publication in general circulation, or other public dissemination of information). Public dissemination of rumors or speculation does not by itself cause information that would otherwise be Inside Information to be treated as having been disclosed publicly, even if the rumors or speculation are accurate.

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        Exhibit 19.1

•Inside Information can include both positive and negative information. Examples may include but are not limited to: financial results; known but unannounced future earnings or losses; news of a pending or proposed merger; news of the disposition or acquisition of significant assets; news of potentially negative regulatory findings or fines; significant developments involving corporate relationships; changes in dividend policy; stock splits; new equity or debt offerings; or significant litigation exposure due to actual or threatened litigation.
•As described in this Policy, PNC strictly prohibits insider trading and any misuse of Inside Information obtained in connection with service at PNC. Any person engaging in such misconduct will be subject to serious corrective action, up to and including termination, and could also be held liable for violating federal or state insider trading laws. Insider trading is a crime that could result in significant negative consequences, including but not limited to monetary penalties, criminal fines or imprisonment for the individual involved. PNC could also face penalties, including fines and other negative impacts.
•The prohibition against insider trading in this Policy is not limited to trading in PNC Securities. It includes trading in the Securities of other firms, such as Customer or Third Party, and those with which PNC may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to PNC may nevertheless be material to one of those other firms. Regulators have also prosecuted insider trading violations where an employee or insider of a Public Issuer has traded in the stock of a related company, such as a competitor of or company with a market connection to such Public Issuer, where the employee or insider possesses Inside Information about the Public Issuer learned in connection with their employment or because of their role as an insider.
•In addition to prohibiting insider trading and the misuse of Inside Information, the Corporate Ethics Office and PNC Executive Management, designates certain employees as Restricted Employees. Restricted Employees and their Immediate Family Members are subject to special reporting requirements related to their Securities trading activities. In addition, some Restricted Employees and their Immediate Family Members will be subject to pre-clearance requirements prior to trading. Employees will be notified by the Corporate Ethics Office if they are designated as a Restricted Employee, and they will be provided with additional information on the restrictions to which they will be subject. Additional requirements also apply to the directors of PNC FSG (“PNC FSG Directors”) as set forth in the Additional Restrictions on Personal Investment Transactions of PNC FSG Directors Section of this Policy.
•In addition, certain employees are considered Monitored Employees (employees identified as having access to material, non-public information about PNC or PNC’s publicly traded clients, or by their business because of their status as a FINRA-licensed or fiduciary employee), as such Monitored

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        Exhibit 19.1

Employees and their Immediate Family Members are subject to additional obligations related to their Securities trading activities.
•In certain situations, employees are also required to preclear directly with the Corporate Ethics Office any Personal Investment Transactions on behalf of themselves and their Immediate Family Members to avoid actual conflicts of interest or the appearance of conflicts of interest. These pre-clearance requirements are described in the Avoidance of Conflicts of Interest in Connection with Personal Investment Transactions Section of this Policy.
•This Policy aligns with and supports the Enterprise Conduct Risk Management Framework Policy and the Ethics and Conduct Policy (“ECP”).
•This Policy governs and is further supported by the Ethics and Conduct Procedure.
Personal Investment Transaction Rules and Requirements
General Prohibitions Against Insider Trading and Misuse of Inside Information
•In your roles with PNC, you may become aware of Inside Information related to PNC, its Customers, Third Party, or other companies. While you are in possession of such information, it is vitally important that you guard this information and share it only as necessary to fulfill your official duties and responsibilities with PNC, and not for any personal benefit to yourself or any related person or entity. Any outside inquiries for such information by media or stock analysts should be reported and referred to the Corporate Communications Office.
•Remember that you have an obligation to comply with applicable securities laws and the provisions of this Policy. You should avoid even the appearance of an improper transaction to preserve PNC’s reputation for adhering to the highest ethical standards of conduct.
•In keeping with these obligations, PNC directors and employees and, in each case, their Immediate Family Members are strictly prohibited from, directly or indirectly (e.g., transactions in which you or an Immediate Family Member is a decision-maker, whether on your behalf or on behalf of others and whether or not others also participate as a decision-maker over investments, such as situations where you or an Immediate Family Member serve as a trustee), engaging in the following types of Personal Investment Transactions:
oTrading while in possession of Inside Information: Except for those transactions expressly permitted by this Policy, do not buy or sell (1) PNC Securities while in possession of Inside Information concerning PNC or (2) the Securities of a Public Issuer while in possession of Inside Information concerning that Public Issuer learned in connection with your role with PNC. REMEMBER: Insider trading

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        Exhibit 19.1

occurs when you are aware of Inside Information at the time of the trade, not whether you used the information in deciding to trade. Be cautious of trading when you become aware of emerging facts or circumstances where it is not yet clear whether the information or situation may be material to PNC (e.g., a cyber breach). Trades made by others on your behalf without any involvement from you whatsoever normally do not violate this prohibition (i.e., trades in Managed Accounts). Note: While that is generally the case, Restricted Employees are nonetheless prohibited from holding PNC Securities in a Managed Account.
oRecommending the purchase or sale of securities while in possession of Inside Information: In addition to not trading on Inside Information, do not recommend that any other person trade in the Securities of a Public Issuer while in possession of Inside Information concerning that Public Issuer learned in connection with your role with PNC. This restriction applies even if you do not disclose the Inside Information itself but merely recommend the securities transaction.
oDisclosing or “tipping” Inside Information to those inside or outside of PNC: Do not disclose Inside Information to any other person unless permitted to do so for legitimate business interests of PNC or the subject company (and pursuant to appropriate confidentiality restrictions). Unlawfully disclosing or “tipping” information about any company to others who then trade while in possession of the information may give rise to claims against the person tipping the information in addition to the person who traded while in possession of the information.
oAdopting, modifying, or terminating a Trading Plan while in possession of Inside Information: A Trading Plan cannot be adopted, modified or terminated while in possession of Inside Information. To help ensure that any Trading Plan in PNC Securities takes full advantage of the affirmative defense provided in the SEC’s Rule 10b5-1, Trading Plans must also comply with the requirements of the Personal Trading Plans Under Rule 10b5-1 Section of this Policy.
oAdopting, modifying, or terminating participation in a Dividend Reinvestment Plan while in possession of Inside Information: The trading restrictions of this Policy do not apply to purchases of PNC Securities under a PNC dividend reinvestment plan that result from a reinvestment of dividends paid on PNC Securities held in such plan. The trading restrictions do apply, however, to voluntary purchases of PNC Securities that result from additional contributions made under such plan and to the election to participate, cease to participate, or otherwise alter the level of participation in the plan, in each case, while in possession of Inside Information. These trading restrictions also

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        Exhibit 19.1

apply to the sale of any PNC Securities purchased pursuant to such plan while in possession of Inside Information. With respect to such foregoing voluntary purchases, participation elections, or sales of PNC Securities, the Blackout Period (as described below) will continue to apply regardless of whether you possess Inside Information in those instances.
oEngaging in Day Trading or Short Selling of PNC Securities: Do not engage in Day Trading or Short Selling of PNC Securities, regardless of whether you are in possession of Inside Information. These types of transactions are forbidden because they represent a belief that PNC’s stock price will decline and such speculation can harm PNC and send inappropriate and potentially misleading signals to the market.
oEngaging in transactions in any derivative of PNC Securities, including buying and writing options: Do not engage in transactions in any derivative of PNC Securities, regardless of whether you are in possession of Inside Information. However, this prohibition does not extend to permissible transactions in Securities issued under a PNC compensation plan.
oEngaging in transactions in Exchange-Traded Funds (“ETFs”) investing primarily in banks: Do not engage in transactions in ETFs that invest primarily in banks that would be impermissible with respect to PNC Securities.
oAssisting anyone engaged in the above activities: Do not assist any person or entity in engaging in any of the activities prohibited by this Section.
•Individuals subject to this Policy may be restricted from using PNC Securities to meet a margin call or satisfy a loan secured by PNC Securities if the Securities were to be liquidated while the individual is aware of Inside Information or otherwise subject to the corporate Blackout Period described below.
•The prohibitions in this Policy continues to apply to trades in Securities if an individual is in possession of Inside Information when their service with PNC terminates. That individual may not trade in the relevant Security until that information is no longer Inside Information.
•From time to time, the Corporate Ethics Office may impose additional or different restrictions on the Personal Investment Transactions of certain individuals subject to this Policy. You will be notified of any such additional restrictions.

Last Updated: 01/10/2026

        Exhibit 19.1

Avoidance of Conflicts of Interest in Connection with Personal Investment Transactions
•In addition to the strict prohibition against insider trading and the misuse of Inside Information, all employees must avoid Personal Investment Transaction that create a conflict of interest. Although not an exhaustive list, the following are examples of potential conflicts of interest:
oInvestments in privately held entities with any business relationship with PNC.
oInvestments initiated by or subject to the discretion of other members of an employee’s household.
oInvestment in entities that are Customers or Third Parties of PNC.
oMaking, holding, or disposing of an investment that may influence an employee’s decisions when acting on behalf of PNC.
•In the following situations, which involve a Personal Investment Transaction in an employee’s own or Immediate Family Member’s account, an employee must obtain pre-clearance directly from the Corporate Ethics Office by submitting a Notification/Approval Form so a determination can be made of whether an actual or perceived conflict could arise from the Personal Investment Transaction:
oA Personal Investment Transaction, other than in a Managed Account, involving the Securities of any entity that is a PNC Customer or Third Party with which the employee, or to the best of the employee’s knowledge, any employee under their supervision, expects to have or have had in the past 90 days, a significant business relationship on behalf of PNC.
oA transaction made available to an employee because of their position with PNC.
oA Personal Investment Transaction in a non-publicly traded Entity in which PNC also holds an equity interest (other than in a fiduciary or custodial capacity).
oOther Personal Investment Transactions for which the Corporate Ethics Office determines pre-clearance is necessary or appropriate.
oA Personal Investment Transaction where an employee has identified an actual or potential conflict of interest not otherwise identified in this Section.

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        Exhibit 19.1

Additional Restrictions on Personal Investment Transactions of Restricted Employees
•Certain employees, designated as Restricted Employees by the Corporate Ethics Office, are subject to additional requirements, including pre-clearance and reporting of Personal Investment Transactions.
•AN EMPLOYEE WILL BE NOTIFIED OF THE RESTRICTIONS RESULTING FROM THEIR DESIGNATION AS A RESTRICTED EMPLOYEE AS SET FORTH BELOW.
•The Corporate Ethics Office, along with Executive Management and the Control Room, designates each Restricted Employee and the restrictions that apply to the Restricted Employee. Some Restricted Employees are subject to reporting requirements related to certain Personal Investment Transactions. Others are subject to pre-clearance requirements. The Control Room will notify each Restricted Employee of their status and the applicable restrictions.
•Restricted Employees consent to (and will ensure their respective Immediate Family Members consent to) the reporting of these Personal Investment Transactions in any and all relevant Reportable Account. Upon the request of the Corporate Ethics Office, a Restricted Employee and their respective Immediate Family Members will execute appropriate documentation that may be required to evidence such consent. Restricted Employees and their respective Immediate Family Members understand and agree this information may be supplied not only to the PNC Corporate Ethics Office, but also to PNC’s Third Party contractors assisting with the processing of such information.
•Disclosure Requirements for Investment Accounts
oRestricted Employees and their Immediate Family Members are subject to reporting requirements and must comply with the following related to Accounts (and other Security holdings). If an employee is informed the reporting requirements apply only to holdings of PNC Securities, then they will only be subject to the reporting requirements set forth below with respect to Accounts holding PNC Securities. Otherwise, they will be subject to these reporting requirements for all Accounts and all Personal Investment Transactions, except as indicated below.
Newly designated Restricted Employees must disclose the following:
•All existing Reportable Accounts including those of Immediate Family Members to the Control Room upon designation. This disclosure requirement includes investment Accounts that are maintained at Fidelity Investments containing PNC Securities (either vested or

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        Exhibit 19.1

non-vested) received as part of a compensation plan or through an employee stock purchase plan.
oAll such Restricted Employees and their Immediate Family Members must maintain their Accounts with a financial institution listed in Appendix 1. Deviations from this Financial Institutions List require the prior approval of the Corporate Ethics Office and will be granted only in limited circumstances. All transaction information for Accounts maintained with any of these institutions will be sent to the Employee Compliance Manager (“ECM”) automated system in electronic format. As a result, manual reports or statements will not be required for such Accounts.
oIf a Restricted Employee’s or Immediate Family Member’s Account is approved to be maintained at a financial institution not listed in Appendix 1, the individual may be required to promptly arrange to have duplicate hardcopy or electronic monthly statements sent directly from the financial institution to the Control Room starting within 30 days.
While designated as a Restricted Employee, be aware of the following:
•Promptly notify the Control Room of the opening of any new Accounts and the closing of any Accounts previously reported, including those of Immediate Family Members. Because prior approval may be required, employees must contact the Control Room before opening any new Account. This reporting requirement does not apply to Accounts maintained directly with a mutual fund provider, the holdings of which are exclusively mutual fund issuances of that provider’s fund family.
•Restricted Employees may also be required to complete and submit certifications as requested confirming the accuracy of their Reportable Accounts.
•Personal Investment Transactions not executed through an Account (including private Security transactions) must be precleared prior to transacting. Note: Pre-clearance via ECM may be required for such transactions.

Last Updated: 01/10/2026

        Exhibit 19.1

•Pre-clearance of Personal Investment Transactions
oRestricted Employees subject to pre-clearance requirements and their Immediate Family Members will be required to comply with the following related to all Personal Investment Transactions:
Pre-Clearance Required. Restricted Employees subject to pre-clearance requirements and their Immediate Family Members (or such Restricted Employees on behalf of their Immediate Family Members) must obtain pre-clearance in the manner set forth below for all Personal Investment Transactions for which they have been informed they are required to obtain pre-clearance.
•For Personal Investment Transactions, pre-clearance may be obtained by entering the request into the ECM system. Pre-clearance is effective only for the day on which it is granted during market hours, i.e., 9:30 a.m. - 4:00 p.m. Eastern Time. As a result, employees should request pre-clearance as early as possible on the day of their proposed transaction. There may also be additional preclearance steps involving certain Fidelity accounts holding PNC Securities including restricted stock units.
•Further, only “day orders” are permissible. All transactions that extend beyond the day of preclearance, including certain limit orders, stop orders, good-til-cancelled orders, and variants thereof, are prohibited. If a preclearance is entered but the trade does not execute, the preclearance must be re-submitted the next market day prior to transacting. For Restricted Employees, pre-clearance of PNC Securities may require them to contact the Corporate Ethics Office. Restricted Employees will be notified by the Control Room on behalf of the Corporate Ethics Office if they are subject to this requirement. If Restricted Employees come into possession of Inside Information before executing any Personal Investment Transaction for which pre-clearance has been received, they must contact the Corporate Ethics Office and refrain from executing the transaction.
Pre-clearance is not required for the following transactions (some of which are not relevant to Restricted Employees not required to pre-clear all transactions or their Immediate Family Members).
•Transactions executed in a Managed Account. To qualify for this exemption from pre-clearance, employees must provide the Corporate Ethics Office or the Control Room

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        Exhibit 19.1

with documentation evidencing a Third Party’s investment discretion for the Account. In addition, Restricted Employees are prohibited from holding PNC Securities in any such Account, unless such Securities were acquired prior to employment with PNC. Contact the Corporate Ethics Office or the Control Room for additional details and requirements.
•Transactions effected pursuant to a Trading Plan in PNC Securities approved, entered into and maintained in accordance with the Trading Plan protocols outlined in the Personal Trading Plans Under Rule 10b5-1 Section of this Policy. As provided in this Policy section, adopting, modifying or terminating any such Trading Plan does require pre-clearance. Such a plan will set forth in writing the conditions for future purchases, sales, or other transactions in PNC Securities even if those transactions would occur at a time when an employee is aware of Inside Information or during a Blackout Period. Contact the Corporate Ethics Office for more information.
•Transactions in open-end mutual funds, iShares, unit investment trusts, ETFs and federal, state or local government or agency bonds or obligations. However, as set forth in the General Prohibitions Against Insider Trading and Misuse of Inside Information Section of this Policy, insider trading laws and PNC Policies prohibit all employees from trading based on Inside Information.
•Acquisitions or dispositions of Securities through a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off, or other similar corporate distribution or reorganization. However, a Restricted Employee should pre-clear before voting on such a transaction if shares of a new entity result.
•Other transactions for which the Corporate Ethics Office or the Control Room determines pre-clearance is not required.
oNote: Some Restricted Employees and their Immediate Family Members may be subject to pre-clearance requirements related only to some of their Personal Investment Transactions. Restricted Employees will be informed if the pre-clearance requirements do not apply to all Personal Investment Transactions and, if so, which Personal Investment Transactions are subject to pre-clearance requirements. For example, pre-clearance requirements may apply only to transactions involving PNC Securities.

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        Exhibit 19.1

•Blackout Period
oRestricted Employees subject to a requirement that they pre-clear transactions in PNC Securities (whether or not they are required to pre-clear transactions in any other Securities) and their Immediate Family Members are prohibited from purchasing, selling or gifting PNC Securities beginning the 16th day of the last month of each calendar quarter until the second business day after PNC releases its earnings results for that quarter (the “Blackout Period”) or as otherwise instructed. Restricted Employees may be granted approval to exercise options granted by PNC (but not sell the shares issued on exercise) during the Blackout Period. Contact the Corporate Ethics Office for additional information.
oThe Corporate Ethics Office or PNC Legal may impose other trading restrictions on some or all Restricted Employees.
•Prohibited Transactions by Restricted Employees
oRestricted Employees and their Immediate Family Members may not hedge (including, for example, through a prepaid variable forward contract, equity swap, collar, or exchange fund) (1) any PNC Securities owned by them, or (2) any ETFs owned by them that invest primarily in banks.
oRestricted Employees and their Immediate Family Members may not pledge any PNC Securities owned by them as security for loans or other obligations, on margin or otherwise.
oIf a Restricted Employee or an Immediate Family Member has pledged any PNC Securities without having violated this prohibition in connection with entering into the pledge (for example, where the pledge was entered into prior to the employee being designated as a Restricted Employee), the Restricted Employee or Immediate Family Member will be permitted to retain the pledge subject to the following conditions:
The Restricted Employee, upon becoming subject to this prohibition with respect to a pledge of PNC Securities, promptly informs the Corporate Ethics Office of the existence and terms of the pledge; and
The Restricted Employee or Immediate Family Member unwinds or otherwise terminates the pledge within 12 months of the pledge becoming subject to this prohibition. The termination of the pledge will require pre-clearance and will be subject to Blackout Periods.

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        Exhibit 19.1

Additional Restrictions on Personal Investment Transactions of Monitored Employees
•Certain employees are considered Monitored Employees and may be subject to preclearance, disclosure of Accounts and other trading requirements. Monitored Employees have been notified by the appropriate Business Compliance Department and must adhere to Rules and Regulations as set forth by the SEC and the Financial Industry Regulatory Authority (“FINRA”) and/or as required by 12 CFR 12.7 of the Office of the Comptroller of the Currency, as applicable, to their role and function.
•Disclosure Requirements for Investment Accounts
oMonitored Employees and their Immediate Family Members with the exclusion of employees associated with PNC Wealth Management1 are subject to reporting requirements and must comply with the following related to Accounts (and other Security holdings).
Newly designated Monitored Employees must disclose the following:
•All existing Reportable Accounts including those of Immediate Family Members to the Control Room upon designation. This disclosure requirement includes investment Accounts that are maintained at Fidelity Investments containing PNC Securities (either vested or non-vested) received as part of a compensation plan or through an employee stock purchase plan.
oAll such Monitored Employees and their Immediate Family Members must maintain their Accounts with a financial institution listed in Appendix 1. Deviations from this Financial Institutions List require the prior approval of the Corporate Ethics Office and will be granted only in limited circumstances. All transaction information for Accounts maintained with any of these institutions will be sent to the ECM automated system in
1 PNC Investments employees that hold client-facing roles must maintain investment accounts with PNC Investments. Fidelity Investment accounts holding, or that can hold PNC shares (either vested or non-vested) received as part of a compensation plan or through an employee stock purchase plan are permissible and must be disclosed to the Control Room. No other securities activity can be conducted in such Fidelity Investments accounts. PNC Investments employees that hold non-client facing roles may maintain investment accounts with PNC Investments or with a financial institution listed in Appendix 1.

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        Exhibit 19.1

electronic format. As a result, manual reports or statements will not be required for such Accounts.
oIf a Monitored Employee or Immediate Family Member is approved to maintain an account at a financial institution not listed in Appendix 1, the individual may be required to promptly arrange to have duplicate monthly hardcopy or electronic statements sent directly from the financial institution to the Control Room starting within 30 days.
While designated as a Monitored Employee, you must be aware of the following:
•Promptly notify the Control Room of the opening of any new Accounts and the closing of any Accounts previously reported, including those of Immediate Family Members. Because prior approval may be required, employees must contact the Control Room before opening any new Account. This reporting requirement does not apply to Accounts maintained directly with a mutual fund provider, the holdings of which are exclusively mutual fund issuances of that provider’s fund family.
•Monitored Employees may also be required to complete and submit certifications as requested confirming the accuracy of their Reportable Accounts.
•Personal Investment Transactions not executed through an Account (including private Security transactions) must be precleared prior to transacting. Note: Pre-clearance via ECM may be required for such transactions.
•Pre-clearance of Personal Investment Transactions
oCertain Monitored Employees and their Immediate Family Members are subject to pre-clearance requirements as required by their business segment.
•Blackout Period
oCertain Monitored Employees who were notified by the Control Room to be part of the PNC blackout group must also adhere to the quarterly

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        Exhibit 19.1

Blackout Periods around earnings release barring PNC Securities transactions, including purchasing, selling or gifting PNC Securities.
•Restricted Lists
oCertain Monitored Employees must, prior to trading, as applicable, consult the restricted securities list for their respective business segment, which is available on the ECM system dashboard or Asset Management Group’s Co-Pilot and they may not trade items on their respective restricted list.
Additional Restrictions on Personal Investment Transactions of PNC FSG Directors
Reporting Requirements
•For any transaction requiring pre-clearance as set forth in this Section, PNC FSG Directors must provide copies of trade confirmations or relevant transaction documents to the PNC Corporate Secretary by no later than the end of the trading day.
Pre-clearance of Personal Investment Transactions
•Pre-clearance Required. Each PNC FSG Director and Immediate Family Member must pre-clear any Personal Investment Transaction involving PNC Securities and any other Security designated by the General Counsel or Corporate Secretary (or designee) as a Security that is subject to this Section (collectively, “Covered Securities”). Covered Securities do not include shares of mutual funds (whether managed by PNC or a Third Party), nor do they include shares of other professionally managed pooled investment vehicles (if managed by a Third Party). In addition, each PNC FSG Director and Immediate Family Member must pre-clear before entering into, modifying or terminating a Trading Plan relating to Personal Investment Transactions involving Covered Securities, and any such Trading Plan must conform to the requirements set forth in the Personal Trading Plans Under Rule 10b5-1 Section of this Policy.
oTo request the pre-clearance described above, a PNC FSG Director must contact the PNC Corporate Secretary (or designee).
oA pre-clearance request may be written or oral. The request should contain sufficient information to identify the Security, the proposed timing of the transaction, and a brief description of the transaction.
oThe PNC Corporate Secretary (or designee) will communicate the pre-clearance decision to the PNC FSG Director as promptly as practicable on the date of the proposed Personal Investment Transaction or the date a Trading Plan is entered into, modified or terminated.

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        Exhibit 19.1

oIf a PNC FSG Director receives pre-clearance to effect a transaction, the grant of pre-clearance is effective only until the close of business on that trading day (although settlement may occur at a later date).
•Pre-clearance is not required for the following transactions:
oPersonal Investment Transactions executed in a Managed Account.
To qualify for this pre-clearance exemption, a PNC FSG Director must provide the Corporate Secretary (or designee) with documentation evidencing an investment adviser’s role in professionally managing such Managed Account. The Corporate Secretary (or Designee) may request certain documentation, such as a letter signed by the investment adviser and the PNC FSG Director, stating that neither the PNC FSG Director nor any of his or her Immediate Family Members will exercise or influence or attempt to exercise or influence trading or transactions in the Managed Account.
Covered Securities may not be held in any Managed Account unless such Covered Securities were acquired before joining the PNC Board of Directors. This prohibition must be communicated to the investment adviser when the Managed Account is established.
oPersonal Investment Transactions effected pursuant to a Trading Plan that has been approved, entered into and maintained in accordance with the Personal Trading Plans Under Rule 10b5-1 Section of this Policy.
oAcquisitions or dispositions of Covered Securities through a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off, or other similar corporate distribution or reorganization. However, a PNC FSG Director should pre-clear before voting on such transaction if shares of a new entity result.
Blackout Period
•PNC FSG Directors and Immediate Family Members are prohibited from purchasing, selling or gifting PNC Securities during the regular Blackout Periods applicable generally to PNC’s Restricted Employees, currently defined as the period of time beginning the 16th day of the last month of each calendar quarter until the second business day after PNC releases its earnings results for that quarter.

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        Exhibit 19.1

Prohibited Transactions by PNC FSG Directors
•PNC FSG Directors and Immediate Family Members may not:
oPledge any PNC Securities owned by them as security for loans or other obligations, on margin or otherwise;
oHedge (including, for example, through a prepaid variable forward contract, equity swap, collar, or exchange fund) any PNC Securities or any ETFs owned by them that invest primarily in banks;
oEngage in Day Trading or Short Selling of PNC Securities;
oEngage in transactions in ETFs that invest primarily in banks that would be impermissible with respect to PNC Securities; or
oEngage in transactions in any derivatives of PNC Securities, including buying and writing options. This prohibition does not extend to permissible transactions in Securities issued under a PNC compensation plan.
Personal Trading Plans Under Rule 10b5-1
•Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. All Trading Plans must be adopted in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b-5, and no subsequent influence may be exercised over how, when, or whether to effect transactions under the Trading Plan.
Employee and Director Requirements (other than Restricted Employees and PNC FSG Directors)
•Any employee or director wishing to adopt a Trading Plan under Rule 10b5-1 must also follow the protocols set forth below:
oNo trade under a Trading Plan may take place for 30 days following the date on which the plan is adopted or modified. This restriction does not apply in circumstances where the only modification to the Trading Plan is to substitute a broker-dealer or other agent executing trades under the Trading Plan.
oDo not have outstanding or enter into more than one Trading Plan for transactions in any class of PNC Securities during the same period. Limited exclusions apply to this requirement, including for a series of Trading Plans with different broker-dealers or agents operating as a single Trading Plan, related to the adoption of a new Trading Plan that will begin trading after expiration of a current Trading Plan, and for

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        Exhibit 19.1

certain “sell-to-cover” transactions for tax withholding purposes. You must contact the Corporate Ethics Office before relying on any of these exclusions.
oOnly adopt one Trading Plan designed to effect a single transaction for the total amount of PNC Securities contemplated to be traded in such Trading Plan in any 12-month period, except additional single transaction Trading Plans may be adopted for “sell-to-cover” transactions for tax withholding purposes.
oAct in good faith with respect to the Trading Plan, including not taking actions after the adoption of the Trading Plan to benefit from Inside Information.
PNC FSG Director and Restricted Employee Requirements
•Any PNC FSG Director (or their Immediate Family Member) or Restricted Employee (or their Immediate Family Member) wishing to adopt a Trading Plan under Rule 10b5-1 must also follow the protocols set forth below:
oThe Trading Plan must include a certification that, at the time of adopting the Trading Plan, the individual was not aware of any Inside Information regarding PNC or its Securities and the Trading Plan is being adopted in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b-5.
oPNC Legal will review all standard forms of Trading Plan agreements prior to their adoption and acceptance by PNC. In addition, PNC Legal will review any Trading Plan agreements not using a previously approved standard form and any Trading Plan based on a previously approved standard form but incorporating non-standard provisions. The Corporate Ethics Office will review the terms of each Trading Plan prior to acceptance by PNC.
oBefore any Trading Plan is adopted, the individual must pre-clear the plan. Restricted Employees may pre-clear the plan by calling the Control Room. PNC FSG Directors (and their Immediate Family Members) may pre-clear the plan by contacting the Corporate Secretary. Pre-clearance is effective only for the day on which it is granted, and the employee must adopt the Trading Plan on the same day pre-clearance is granted.
oNo trade under a Trading Plan may take place until the later of: (1) 90 days after the adoption of the Trading Plan or (2) the second business day after PNC files its Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted, subject to a maximum period of 120 days after adoption of the Trading Plan.

Last Updated: 01/10/2026

        Exhibit 19.1

oEach Trading Plan must have an expiration date not less than six months after the date on which the Trading Plan is adopted, except to the extent that the Trading Plan only covers options that will expire in accordance with their terms less than six months after adoption of the Trading Plan.
oPNC Legal will review any proposed amendment to the terms of an existing Trading Plan. Any amendment other than to substitute a broker-dealer or other agent executing trades under the Trading Plan will be subject to pre-clearance in accordance with the third bullet point above and a delay in the effectiveness of the amendment as to trades for the time period specified in the fourth bullet point above.
oAlthough termination of a Trading Plan prior to any scheduled expiration under the terms of the plan should be avoided, if possible, individuals may do so in compliance with the following:
Any individual seeking to terminate a plan early must receive pre-clearance for the termination. This pre-clearance must follow the same process as was applicable for the adoption of the plan. The pre-clearance must be received on the effective date of the termination.
If an individual terminates a Trading Plan early, the individual may not:
•Adopt a new Trading Plan covering the same shares or other units of PNC Securities for six months following termination.
•Trade in PNC Securities for 20 trading days following termination.
oDo not have outstanding or enter into more than one Trading Plan for transactions in any class of PNC Securities during the same period. Limited exclusions apply to this requirement, including for a series of Trading Plans with different broker-dealers or agents operating as a single Trading Plan, related to the adoption of a new Trading Plan that will begin trading after expiration of a current Trading Plan, and for certain “sell-to-cover” transactions for tax withholding purposes. You must contact the Corporate Ethics Office before relying on any of these exclusions.
oOnly adopt one Trading Plan designed to effect a single transaction for the total amount of PNC Securities contemplated to be traded in such Trading Plan in any 12-month period, except additional single transaction Trading Plans may be adopted for “sell-to-cover” transaction for tax withholding purposes.

Last Updated: 01/10/2026

        Exhibit 19.1

oDo not trade in PNC Securities outside of a Trading Plan that would make it impossible to execute the trades provided for in an existing Trading Plan.
oAct in good faith with respect to the Trading Plan, including not taking actions after the adoption of the Trading Plan to benefit from Inside Information.
oIf the individual is required to report transactions in PNC Securities under Section 16 of the Securities Exchange Act of 1934, the form filed to disclose a trade under the Trading Plan will identify the trade as having been made under a Trading Plan. PNC may make additional disclosure relating to such Trading Plans as it deems appropriate, including as required by regulatory authorities.
oFuture modifications to these protocols will be applicable to any then outstanding Trading Plans.
Transaction Rules for PNC as a Public Issuer
Transaction Rules for Trades in PNC Securities by PNC
•PNC may not trade in PNC Securities when in possession of Inside Information regarding PNC or from the first day of the Blackout Period until after the release of PNC’s earnings for the same period, except, in each case, for trades in PNC Securities made pursuant to any binding contract, specific instruction or written plan entered into while PNC was unaware of any Inside Information regarding PNC, or pursuant to any redemption provisions of any outstanding debt or equity instruments.
•Any trades by PNC in PNC Securities, or the entry into any binding contract, specific instruction or written plan to trade in PNC Securities, will be pre-cleared in advance with Senior Management in a manner designed to prevent trading by PNC while in possession of Inside Information regarding PNC.

Last Updated: 01/10/2026

        Exhibit 19.1

Appendix 1
Names of Financial Institutions

Last Updated: 01/10/2026

        Exhibit 19.1

Ethics and Conduct Insider Trading Policy
Defined Terms
Customer: A Consumer, Business, Organization, or Corporation that has Products or Services with PNC.
Day Trading: Buying and selling the same Securities during one calendar day.
Immediate Family Members: Includes the PNC employee’s spouse or domestic partner, any minor children, any older children living in the PNC employee’s household or who rely primarily on the PNC employee for financial support, and any other relatives (by blood, marriage or otherwise) living in the PNC employee’s household.
Inside Information: Information that (a) relates to a Public Issuer, such as information about its business operations or Securities, that a reasonable investor would consider important in determining whether to buy, sell, or hold such Securities; and (b) has not been disclosed to the public. To show that information has been disclosed to the public, there must be evidence that it is widely disseminated. Information generally would be considered widely disseminated if it has been disclosed, for example, on the Dow Jones broad tape, news wire services such as AP or Reuters, in newspapers or magazines of general circulation, in public disclosure documents filed with the Securities and Exchange Commission, such as prospectuses, proxy statements, and periodic reports, or on the Public Issuer’s website (if under circumstances reasonably designed to provide a broad, non-exclusionary distribution of the information to the public). Public dissemination of rumors or speculation does not by itself cause information that would otherwise be Inside Information to be treated as having been disclosed publicly, even if the rumors or speculation are accurate. It is impossible to provide a complete list of Inside Information, but Inside Information may include, in each case prior to its public disclosure:
•Financial reports or projections, including for municipal issuers, tax revenue projections, or other information about a Public Issuer’s financial condition;
•Information about current, proposed, or contemplated transactions, business plans, financial restructuring, or acquisition targets;
•Information about a major cyber-breach or other cyber-security issues;
•Planned dividend increases or decreases;
•Extraordinary borrowing or liquidity problems;
•Information about possible defaults under agreements or actions by creditors, clients, or vendors relating to a Public Issuer’s credit standing;
•Proposed or contemplated issuance, tender, redemption, or repurchase of Securities or stock splits;
•Plans for significant expansions or contractions of operations, including acquisitions, mergers, divestitures, and joint ventures, and purchases or sales of substantial assets;
•Major new project developments;
•Significant increases or decreases in business or information about major contracts;
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        Exhibit 19.1

•Institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
•Developments regarding a Public Issuer’s senior management or for municipal issuers, government officials;
•Capital restructurings, including dividend re-caps and rescue financing; and
•Change of auditors or information that the auditors’ report can no longer be relied upon.
Managed Account: A professionally managed investment advisory Account over which neither you nor any of your Immediate Family Members exercises investment discretion, suggests transactions, receives prior notice of transactions, or otherwise has any direct or indirect influence or control.
Personal Investment Transaction: Any purchase, sale, pledge, or gift of Securities, which includes without limitation: common and preferred stock, partnership interests, limited partnership interests, and other debt and equity interests such as notes, bonds, or other evidence of indebtedness, warrants, options, futures, and other derivative instruments, whether or not such Securities are publicly traded. Personal Investment Transactions include any transactions in which you or an Immediate Family Member is a decision-maker, whether on your behalf or on behalf of others and whether or not others also participate as a decision-maker over investments, such as situations where you or an Immediate Family Member serve as a trustee.
PNC Securities: Any Security issued by The PNC Financial Services Group, Inc. or any subsidiary or a derivative of any such Security, including, without limitation, any closed-end mutual fund or real estate investment trust managed or advised by The PNC Financial Services Group, Inc. or any subsidiary. These do not include open-end mutual funds managed or advised by The PNC Financial Services Group, Inc. or any subsidiary
Public Issuer: Any entity, whether corporate or governmental (municipal, state, or sovereign), that has outstanding debt or equity securities traded on the public markets.
Reportable Account: Any Account in which a Restricted Employee or their Immediate Family Member has direct ownership or trading authority.
Restricted Employees: Employees who must comply with additional restrictions and procedures that govern their Personal Investment Transactions.
Security: Any equity or debt interest. Examples include: common and preferred stock, partnership interests, limited partnership interests, and other debt and equity interests such as notes, bonds, or other evidence of indebtedness, warrants, options, futures, and other derivative instruments.
Short Selling: Selling Securities which you do not currently own, or selling Securities you currently own, but not closing out your position in those Securities (“selling short against the box”).
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        Exhibit 19.1

Subsidiary: A legal entity (including corporations, partnerships and limited liability companies) if (1) a majority of the issued and outstanding voting equity of such entity is owned, either directly or through other Subsidiaries, by The PNC Financial Services Group, Inc. or (2) The PNC Financial Services Group, Inc., directly or through other Subsidiaries, serves as a general partner or managing member of such entity. For these purposes, “voting equity” does not include (i) limited partnership interests (ii) limited liability company interests where the entity’s manager is a third party. Employees and directors may refer to additional details in the Policy and Governance Application (“PGA”) Glossary.
Third Party: Non-employee that provides Products and/or Services to, or on behalf of, PNC. Employees and directors may refer to additional details in the PGA Glossary.
Trading Plan: A trading plan that sets forth in writing the conditions for future purchases, sales, or other transactions in PNC Securities, adopted by an employee under SEC Rule 10b5-1.
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